Exhibit 10.3

[Tucson, Arizona]
[Sun City, Florida - Sun City Facility]
[Sun City, Florida - Homewood Facility]
[Lexington, Kentucky]
[Holland, Michigan]
[Austin, Texas]
[Ft. Worth, Texas]

FIRST AMENDMENT TO MASTER LEASE AND GUARANTY
AND OPTION TO PURCHASE CERTAIN FACILITIES
(Phase III)

                    THIS FIRST AMENDMENT TO MASTER LEASE AND GUARANTY AND OPTION TO PURCHASE CERTAIN FACILITIES (this “Amendment”) is made and entered into as of this ___ day of July, 2004 (the “Effective Date”), by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (“HCP”), TEXAS HCP HOLDING, L.P., a Delaware limited partnership (“Texas HCP”), TEXAS HCP REVX, L.P., a Delaware limited partnership (“Texas REVX”), ARC RICHMOND PLACE REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company (“Richmond RealCo”), ARC HOLLAND REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company (“Holland RealCo”), ARC SUN CITY CENTER REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company (“Sun City RealCo”) and ARC LABARC REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company (“Homewood RealCo”) (collectively, as their interests may appear, “Lessor”), on the one hand, and FORT AUSTIN LIMITED PARTNERSHIP, a Texas limited partnership (“Fort Austin Lessee”), ARC SANTA CATALINA, INC., a Tennessee corporation (“Santa Catalina Lessee”), ARC RICHMOND PLACE, INC., a Delaware corporation (“Richmond Lessee”), FREEDOM VILLAGE OF HOLLAND, MICHIGAN, a Michigan general partnership (“Holland Lessee”), FREEDOM VILLAGE OF SUN CITY CENTER, LTD., a Florida limited partnership (“Sun City Lessee”), and LaBARC, L.P., a Tennessee limited partnership (“Homewood Lessee”) (collectively, and jointly and severally, “Lessee”), on the other hand, and ARCPI HOLDINGS, INC., a Delaware corporation (“Guarantor”).

RECITALS

                    A.      HCP, Texas HCP and Texas REVX are the last and current successor to the interest of the “Lessor,” and Fort Austin Lessee and Santa Catalina Lessee are the current “Lessee,” pursuant to that certain Master Lease dated September 23, 2003 (the “Lease”) between ARC Santa Catalina Real Estate Holdings, LLC, a Delaware limited liability company (“Santa Catalina RealCo”) and Fort Austin Real Estate Holdings, LLC, a Delaware limited liability company (“Fort Austin RealCo”), collectively as the original “Lessor,” and Fort Austin Lessee and Santa Catalina Lessee, as the original “Lessee.”  The Lease covers the “Leased Property” of three (3) separate congregate care retirement centers, located in Tucson, Arizona, Austin, Texas, and Ft. Worth, Texas (the “Initial Facilities”), all as more particularly described in the Lease.  The Lessee’s obligations under the Lease are guaranteed by Guarantor pursuant to a written Guaranty of Obligations dated as of September 23, 2003 (as the same has been amended and reaffirmed from time to time in accordance with the terms thereof, the “Guaranty”).  Lessor, Lessee and certain Affiliates of each are also parties to that certain Forbearance and Limited Waiver Agreement (Regarding Insurance) dated as of January 1, 2004 with respect to the Lease and certain other agreements.

                    B.      HCP and Guarantor are also parties to that certain Master Agreement of even date herewith (the “Master Agreement”), pursuant to which HCP and Guarantor have agreed to cause certain transactions to be consummated, including this Amendment, all as more particularly described therein and in the other “Transaction Documents” (as defined in the Master Agreement”).

                    C.     In connection with the transactions contemplated by the Master Agreement and the other Transaction Documents, Lessor and Lessee desire to execute this Amendment to (i) add Richmond RealCo, Holland RealCo, Sun City RealCo and Homewood RealCo, as their interest may appear, as part of the “Lessor” under the Lease; (ii) add Richmond Lessee, Holland Lessee, Sun City Lessee and Homewood Lessee, jointly and severally, as part of “Lessee” under the Lease; (iii) add to the Leased Property certain real and personal property (A) located in Sun City, Florida, consisting of  26 assisted living facility units, 428 independent living units and 108 skilled nursing beds (the “Sun City Facility”); (B) located in Lexington, Kentucky, consisting of 60 assisted living facility units, 178 independent living units and 20 memory enhanced (Alzheimers) units (the “Lexington Facility”); (C) located in Holland, Michigan, consisting of 74 assisted living facility units, 332 independent living units, 29 memory enhanced (Alzheimers), and 15 skilled nursing beds (the “Holland Facility”); and (D) located in Sun City, Florida, consisting of 60 assisted living units and 28 memory enhanced (Alzheimers) units (the “Homewood Facility” and, together with the Lexington Facility, the Holland Facility and the Sun City Facility, the “Added Facilities”); and (iv) amend the Lease in certain other particulars, in each case effective as of the Effective Date and upon the terms and conditions set forth herein.  A legal description of the Land associated with each Added Facility is attached hereto as Exhibits A-4 through A-7 and incorporated herein by this reference.

                    D.     The Lexington Facility, the Holland Facility and the Sun City Facility are concurrently herewith being removed from that certain Master Lease dated September 30, 2002 (as amended to date, the “Phase II Lease”) between Richmond RealCo, Holland RealCo, Sun City RealCo, ARC Lake Seminole Square Real Estate Holdings, LLC, a Delaware limited liability company, and ARC Brandywine Real Estate Holdings, LLC, a Delaware limited liability company (collectively, the “Phase II Lessor”), collectively as “Lessor,” on the one hand, and Richmond Lessee, Holland Lessee, Sun City Lessee, Lake Seminole Square Management Company, Inc., a Tennessee corporation, Freedom Group-Lake Seminole Square, Inc., a Tennessee corporation, and ARC Brandywine, LLC, a Tennessee limited liability company (collectively, the “Phase II Lessee”), collectively as “Lessee,” on the other hand, pursuant to that certain Third Amendment to Master Lease (Phase II) of even date herewith (the “Phase II Amendment”) between Phase II Lessor, Phase II Lessee, and Guarantor, as “Guarantor.”

                    E.     The Homewood Facility is being concurrently herewith acquired by Homewood RealCo from Homewood Lessee pursuant to that certain Contract of Acquisition dated of even date herewith (the “Homewood Contract of Acquisition”) between Homewood RealCo and Homewood Lessee.

                    F.     Capitalized terms used herein and not defined herein shall have the meanings given such terms in the Lease.

AMENDMENT

                    IN CONSIDERATION OF the foregoing recitals, the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

                    1.      Leasing of Added Facilities; Removal of the Added Facilities from the Phase II Lease.

                    (a)     Effective as of the Effective Date, Lessor hereby leases to Lessee and Lessee hereby hires from Lessor, the Leased Property of the Added Facilities upon all of the terms and conditions set forth in the Lease, as amended by this Amendment.  All references herein and in the Lease to a “Facility” or “Facilities” shall mean each Facility (as defined in the Lease, i.e. the Initial Facilities) together with the Added Facilities.

                    (b)     Concurrently herewith, Phase II Lessor, Phase II Lessee and Guarantor are executing the Phase II Amendment.

                    2.      Assumption of Lease Jointly and Severally.  By their signature hereto, effective as of the Effective Date, each of Richmond Lessee, Holland Lessee, Sun City Lessee and Homewood Lessee assumes the obligations of “Lessee” under the Lease, as hereby amended, jointly and severally with each other and with those Persons comprising the original “Lessee.”

                    3.      Modifications to Certain Provisions of the Lease.  Effective as of the Effective Date, the Lease shall be amended and supplemented in the following particulars:

                    (a)     New Definitions.  Except as otherwise expressly provided or unless the context otherwise requires, for all purposes of the Lease, as hereby amended, the terms defined in this Section 3(a) shall have the meanings assigned to them as provided below and shall be added to Article II of the Lease to read, in their entireties, as follows:

Added Facilities: As defined in the Recitals of this Amendment.

Addendum: The Addendum attached to the Lease pursuant to this Amendment, which is incorporated in the Lease and this Amendment by reference.

Additional Rent: The sum of all Allocated Additional Rent for all Facilities payable under this Lease.

                   Adjusted Lease Rate:  For the Holland Facility, the “Adjusted Lease Rate” shall be the ten-year U.S. Treasury Note rate published in the Wall Street Journal three (3) Business Days prior to July 1, 2006 and quoting the rate as of the immediately prior Business Day, but in no event less than Two and One-Half Percent (2.5%), plus 450 basis points; and for the Lexington Facility, the “Adjusted Lease Rate” shall be Nine Percent (9%).

Allocated Additional Rent: With respect to each Facility, the amount of Additional Rent payable under this Lease attributable to such Facility.

Base Gross Revenues: Base Gross Revenues for each Added Facility shall be the Gross Revenues for such Added Facility for the period from August 1, 2004 through and including July 31, 2005.

                   Cash Flow:  With respect to each Facility, the net income from such Facility, determined on the basis of GAAP applied on a consistent basis (with Entrance Fees (as defined in the Addendum) adjusted to a cash basis), plus the sum of (i) depreciation and amortization expense; (ii) the Allocated Minimum Rent, Allocated Additional Rent and Supplemental Rent for such Facility; plus (iii) management fees for such Facility; less the sum of a management fee allowance of Three Percent (3%) of Gross Revenues for such Facility during the corresponding period.

                   Cash Flow Coverage:  With respect to each Facility, for any period, calculated as of the last day of the period, the ratio of Cash Flow for such Facility attributable to such period to the sum of total Allocated Minimum Rent, Allocated Additional Rent and Supplemental Rent with respect to such Facility payable for such period under this Lease.  For purposes of calculating Cash Flow Coverage for any Facility pursuant to Section 4 of this Amendment, such Cash Flow Coverage shall be calculated as of each Quarter on a historical three (3) Quarter basis (including the Quarter just ended and for which such Cash Flow Coverage is being determined).

Earn-Out Amount: As defined in the Homewood Contract of Acquisition.

Earn-Out Payment Date: The date of payment by Homewood RealCo to Homewood Lessee of an Earn-Out Amount for the Homewood Facility in accordance with the terms of the Homewood Contract of Acquisition.

                   Earn-Out Rate:  For each Earn-Out Payment Date, the “Earn-Out Rate” shall be the ten-year U.S. Treasury Note rate published in the Wall Street Journal three (3) Business Days prior to such Earn-Out Payment Date and quoting the rate as of the immediately prior Business Day, plus 450 basis points.

                   Gross Revenues:  With respect to each Facility, all revenues received or receivable from or by reason of the operation of such Facility or any other use of the Leased Property of such Facility, Lessee’s Personal Property and Capital Additions including all revenues received or receivable for the use of or otherwise attributable to units, rooms, beds and other facilities provided, meals served, services performed (including ancillary services), space or facilities subleased or goods sold on or from the Leased Property and Capital Additions of such Facility and the amortization of Entrance Fees (as defined in the Addendum) related to the Facilities, all determined in accordance with GAAP; provided, however, that Gross Revenues shall not include:

(i) non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business;

(ii) contractual allowances (relating to any period during the Term) for billings not paid by or received from the appropriate governmental agencies or third party providers;

(iii) all proper patient billing credits and adjustments according to GAAP relating to health care accounting; and

                     (iv)    federal, state or local excise taxes and any tax based upon or measured by such revenues which is added to or made a part of the amount billed to the patient or other recipient of such services or goods, whether included in the billing or stated separately.

                    Gross Revenues for each Lease Year of such Facility shall include all cost report settlement amounts received in or payable during such Lease Year in accordance with GAAP relating to health care accounting, regardless of the year to which such settlement amounts are applicable; provided, however, that to the extent settlement amounts are applicable to years, or portions thereof, prior to the Commencement Date applicable to such Facility, such settlement amounts shall not be included in Gross Revenues for the Lease Year of such Facility in which such settlement amounts are received or paid.  Gross Revenues shall also include (x) the Gross Revenues of any Occupant under a Commercial Occupancy Arrangement (i.e., the Gross Revenues generated from the operations conducted on or from such subleased, licensed or other used or occupied portion of the Leased Property and all Capital Additions of such Facility shall be included directly in the Gross Revenues) if all or any portion of the rent received or receivable by Lessee from or under such Commercial Occupancy Arrangement is based on net income of such Occupant or would otherwise fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto (in which event the rent received or receivable by Lessee from or under such Commercial Occupancy Arrangement shall be excluded from Gross Revenues), or (y) the rent received or receivable by Lessee from or under such Commercial Occupancy Arrangement, if no portion of the rent received or receivable by Lessee from or under such Commercial Occupancy Arrangement is based on net income of such Occupant and such rent qualifies as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto (in which event the Gross Revenues of such Occupant shall be excluded from Gross Revenues herein).

                    Holland Monthly Supplemental Rent:  (a) For the period from the Commencement Date for the Holland Facility through and including June 30, 2006, the monthly sum of One Hundred Forty-Five Thousand Dollars ($145,000); and (b) commencing July 1, 2006, and continuing for the balance of the Term with respect to the Holland Facility, a monthly amount equal to one-twelfth (1/12th) of the product of (i) Sixteen Million Eight Hundred Sixty-Three Thousand Dollars ($16,863,000), times (ii) the Adjusted Lease Rate for the Holland Facility.

Homewood Contract of Acquisition: As defined in the Recitals of this Amendment.

                    Incremental Gross Revenues:  With respect to each Facility, the positive amount, if any, by which the Gross Revenues for such Facility during the then current Lease Year or partial Lease Year for such Facility exceeds the Base Gross Revenues for such Facility.

Initial Facilities: As defined in the Recitals of this Amendment.

Initial Facility Mortgages: The Facility Mortgages set forth on Exhibit L attached to this Amendment, together with any amendments, renewals or extensions thereof.

                    Lexington Monthly Supplemental Rent:  (a) For the period from the Commencement Date for the Lexington Facility through and including May 31, 2015 (with such payment for May, 2015, due on or before April 6, 2015), a monthly amount payable in arrears as provided in Section 3.1.3 and computed at the end of each month or partial month equal to the sum of (i) the actual interest payable on the Initial Facility Mortgage loan encumbering the Lexington Facility for the prior month or partial month (prorated for any partial month), plus (ii) one-twelfth (1/12th) of (A) Seventy-Five One-Hundredths Percent (0.75%) of the outstanding principal amount of the Initial Facility Mortgage loan encumbering the Lexington Facility as of the end of such prior month or partial month (prorated for any partial month), (B) the actual annual costs to Richmond RealCo, HCP or its Affiliate to obtain any letter of credit required to be posted to the Initial Facility Mortgagee of the Lexington Facility as security for the obligations owing thereunder, (C) the annual remarketing or similar fees paid in connection with the Initial Facility Mortgage for the Lexington Facility, (D) the annual fees and charges paid to any rating agency or similar organization in connection with rating letter updates on similar requirements in connection with the Initial Facility Mortgage for the Lexington Facility, and (E) the annual trustee fees and charges or any other incidental fees and charges payable on account of the Initial Facility Mortgage for the Lexington Facility, and (b) commencing April 1, 2015, and continuing for the balance of the Term with respect to the Lexington Facility, a monthly amount payable in advance as provided in Section 3.1.3 equal to one-twelfth (1/12th) of the product of (i) Eight Million Ten Thousand Dollars ($8,010,000), times (ii) the Adjusted Lease Rate for the Lexington Facility.

                    Minimum Annual Expenditure:  The following: (a) with respect to the Sun City Facility and Holland Facility, the product of (i) One Thousand Dollars ($1,000.00), times (ii) the number of units in the Sun City Facility and Holland Facility, as applicable; (b) with respect to the Lexington Facility, the product of (i) Seven Hundred Fifty Dollars ($750.00), times (ii) the number of units in the Lexington Facility; and (c) with respect to the Homewood Facility, the product of (i) Five Hundred Dollars ($500.00), times (ii) the number of units in the Homewood Facility.

                    Option Repurchase Price:  With respect to the Leased Property of the Sun City Facility, Homewood Facility and/or Holland Facility, as the case may be, the Minimum Repurchase Price for such Facility, as increased by three percent (3%) per Lease Year, cumulative and compounded, commencing with the expiration of the first Lease Year for such Facility, and upon the expiration of each Lease Year thereafter.

Phase II Lease: As defined in the Recitals of this Amendment.

                    Qualified Capital Expenditures:  Expenditures capitalized (as opposed to expensed) in accordance with GAAP on the books of Lessee for any of the following:  replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and replacement of siding; roof replacements, including replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior and normal maintenance and repairs needed to maintain the quality and condition of a Facility in the market in which it operates, but excluding any other “alterations” as defined in Section 10.1.

Supplemental Rent: Collectively, the Holland Monthly Supplemental Rent and the Lexington Monthly Supplemental Rent.

                    (b)     Amended and Restated Definitions.  The following definitions appearing in Article II of the Lease shall be amended and restated, in their entireties, as indicated:

Commencement Date: With respect to the Initial Facilities, September 23, 2003, and with respect to the Added Facilities, the Effective Date of this Amendment.

Facility Mortgagee: As of the Effective Date, the “Facility Mortgagee” for each Facility shall be as set forth on Exhibit L attached hereto.

                    Impositions (clause (d) only):  “(d) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Facility Mortgages; provided, however, that any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Initial Facility Mortgages that are Master Trust Documents (as defined in the Addendum) shall be included in this definition of “Impositions”) or”

Intangible Property: All accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Leased Property or the providing of services in or from the Leased Property and all Capital Additions; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims, causes of action, investment property, letter-of-credit rights, letters of credit, money, securities entitlements, now owned or hereafter acquired by Lessee (including any right to any refund of any Impositions and any escrow deposits and reserve accounts required to be maintained in connection with any Entrance Fee Facilities (as defined in the Addendum) (including any minimum liquid reserves, operating reserves or renewal and replacement reserves) arising from or in connection with Lessee’s operation or use of the Leased Property and all Capital Additions; all licenses and permits now owned or hereinafter acquired by Lessee, which are necessary or desirable for Lessee’s use of the Leased Property and all Capital Additions for the Primary Intended Use, including, if applicable, any certificate of need, certificate of authority or similar certificate; the right to use any trade name or other name associated with the Facility; and any and all third-party provider agreements (including Medicare and Medicaid).

Land: The real property or properties described in Exhibits A-1 through A-7 attached hereto, and, with respect to each Facility, the Land relating to such Facility.

                    Lessee:  Collectively, and jointly and severally,Fort Austin Limited Partnership, a Texas limited partnership, ARC Santa Catalina, Inc., a Tennessee corporation, ARC Richmond Place, Inc., a Delaware corporation, Freedom Village of Holland, Michigan, a Michigan general partnership, Freedom Village of Sun City Center, Ltd., a Florida limited partnership, and LaBARC, L.P., a Tennessee limited partnership; provided, however, that it is agreed and understood by all parties hereto that, with respect to each Facility, only the License Holder with respect to such Facility shall be entitled to operate or maintain such Facility, and in no event shall any Lessee other than the applicable License Holder with respect to such Facility be entitled to operate or maintain such Facility or take other actions with respect to such Facility to the extent that such operations or the taking of such actions would violate the licensure requirements or other laws or regulations of any governmental authority with respect to such Facility.  Notwithstanding the foregoing, nothing herein shall affect the joint and several liability of the Lessees.

                    Lessor:  Collectively, as their interests may appear, Health Care Property Investors, Inc., a Maryland corporation, Texas HCP Holding, L.P., a Delaware limited partnership, Texas HCP REVX, L.P., a Delaware limited partnership, ARC Richmond Place Real Estate Holdings, LLC, a Delaware limited liability company, ARC Holland Real Estate Holdings, LLC, a Delaware limited liability company, ARC Sun City Center Real Estate Holdings, LLC, a Delaware limited liability company, and ARC LaBARC Real Estate Holdings, LLC, a Delaware limited liability company; provided, however, that with respect to any matter as it relates to a particular Facility (including, but not limited to, any matter in which Lessor’s consent or approval is required for a particular Facility), as used herein, “Lessor” shall mean only that Lessor which is the fee owner of such Facility.  As of the date hereof, the “Lessor” for each Facility is as set forth on Exhibit G attached hereto.

Rent: Collectively, Minimum Rent, Additional Rent, Supplemental Rent, Additional Charges and all other amounts payable under this Lease.

                    Transfer Consideration:  With respect to any Transfer constituting a Master Sublease (other than a Master Sublease entered into in connection with a Sale of Business), “Transfer Consideration” shall mean Fifty Percent (50%) of the positive remainder, if any, obtained by subtracting (x) the Allocated Minimum Rent, Allocated Additional Rent and Supplemental Rent payable by Lessee under this Lease with respect to such Facility from (y) the Fair Market Rental of such Facility, all determined on a monthly basis, prorating such Fair Market Rental and Allocated Minimum Rent, Allocated Additional Rent and Supplemental Rent, as appropriate, if less than all of such Facility is Master Subleased.  Fifty Percent (50%) of such remainder shall be paid by Lessee to Lessor monthly when the Allocated Minimum Rent, Allocated Additional Rent and Supplemental Rent of such Facility is due; provided, however, that in no event shall the total Transfer Consideration to which Lessor is entitled in connection with any such Master Sublease exceed the total consideration given directly or indirectly (including through one or more intermediaries) to Lessee, to any Controlling Person(s) or to any other Person in exchange for, in connection with, related to or arising out of the transaction(s) as to which such Master Sublease is a part.  With respect to any other Transfer (i.e., a Transfer other than pursuant to a Master Sublease, but including a Master Sublease which is part of a Sale of Business) “Transfer Consideration” shall mean Fifty Percent (50%) of the Leasehold FMV.  Lessee acknowledges and agrees that the terms under which Lessor is entitled to the payment of Transfer Consideration pursuant to this Lease and the amount thereof has been freely negotiated and represents a fair and equitable division with Lessor of the consideration payable in connection with a Transfer taking into account, among other things, Lessor’s investment in the Leased Property, the terms of this Lease and the inherent risks of owning and leasing real property.  As used herein, the term “consideration” shall mean and include money, services, property and other things of value, including payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like.

                              (c)     Deleted Definitions.  The following definitions appearing in Article II of the Lease, as well as all or the applicable portion of any provisions directly related thereto, shall be deleted in their entireties:  “HCPI Loan Agreement,” and “HCPI Loan Documents.”

                              (d)     Rent.  Sections 3.1, 3.2 and 3.3 of the Lease are hereby amended to read, in their entirety, as follows:

                     “3.1 Rent.  Lessee shall pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent, Additional Rent and Supplemental Rent during the Term.  Payments of Minimum Rent, Additional Rent and Supplemental Rent shall be made by wire transfer of funds initiated by Lessee to Lessor’s account or to such other Person as Lessor from time to time may designate in writing.  Lessee shall pay to Lessor Minimum Rent and Supplemental Rent monthly, in advance on or before the sixth (6th) day of each calendar month; provided, however, that prior to April 1, 2015, Lexington Monthly Supplemental Rent shall be payable in arrears on or before the sixth (6th) day of each calendar month for the prior month.  The first monthly payment of Minimum Rent and Supplemental Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term), except that the first monthly payment of Lexington Monthly Supplemental Rent shall be payable on the sixth (6th) day of the first calendar month following the Commencement Date for the Lexington Facility.  Additional Rent shall be payable as and when required pursuant to Section 3.2 below.

3.1.1 Allocated Minimum Rent. Subject to Section 3.1.2 below, the following shall apply:

                              (a)     For the period from the Commencement Date through and including the expiration of the first (1st) Lease Year of Term with respect to the Initial Facilities, Lessee shall pay monthly “Allocated Base Minimum Rent” for all of the Initial Facilities in the amount as set forth on Exhibit B attached hereto and incorporated herein by this reference.

                              (b)     For the entire Term (including the Extended Terms, if any) with respect to the Added Facilities, Lessee shall pay monthly “Allocated Base Minimum Rent” for all of the Added Facilities in the amount as set forth on Exhibit B attached hereto and incorporated herein by this reference.

3.1.2 Allocated Minimum Rent Increases for Initial Facilities and Earn-Out.

                              (a)     Commencing upon the expiration of the first (1st) Lease Year of the Term with respect to the Initial Facilities and upon the expiration of each Lease Year thereafter with respect to the Initial Facilities during the applicable Term (including the Extended Terms, if any), the then current monthly “Allocated Minimum Rent” for each Initial Facility shall be adjusted for such ensuing Lease Year to an amount equal to the product of (i) the monthly Allocated Minimum Rent paid or payable for such Initial Facility for the last full month of the immediately prior Lease Year, times (ii) the sum of (x) one (1), plus (y) the applicable Fixed Increase (expressed as a decimal) for such Lease Year.

                              (b)     The monthly Allocated Minimum Rent with respect to the Homewood Facility shall be increased from time to time on each Earn-Out Payment Date by an amount equal to one-twelfth (1/12) of the product of (i) the particular Earn-Out Amount paid by Lessor on such Earn-Out Date, times (ii) the then applicable Earn-Out Rate.  Monthly Allocated Minimum Rent payable for the Homewood Facility for any months during which an Earn-Out Payment Date occurs shall be prorated based upon the number of days for which the different rental amounts apply.

                 3.1.3     Supplemental Rent.  With respect to the Holland Facility and the Lexington Facility only, for the entire Term (including the Extended Terms, if any), Lessee shall pay monthly the applicable Supplemental Rent for such Facilities; provided, however, that prior to April 1, 2015, Lexington Monthly Supplemental Rent shall be payable in arrears on or before the sixth (6th) day of the calendar month for the prior month.  Commencing April 1, 2015, such Lexington Monthly Supplemental Rent shall be paid in advance on or before the sixth (6th) day of the then current calendar month; provided further, however, that on or before the sixth (6th) day of April, 2015, Lessee shall also pay the last monthly installment payable in arrears for March, 2015.”

“3.2 Additional Rent; Quarterly Calculation and Payment of Additional Rent; Annual Reconciliation.

              3.2.1    In addition to the Minimum Rent and Supplemental Rent, Lessee shall, commencing with the first (1st) Quarter of the second (2nd) Lease Year of the Fixed Term with respect to the Added Facilities and continuing through the expiration of the Term (including the Extended Terms, if any), pay to Lessor annual “Allocated Additional Rent” with respect to each Added Facility in the amount of Sixteen Percent (16%) of Incremental Gross Revenues for such Added Facility.  Beginning in the third (3rd) Lease Year of the Fixed Term with respect to each Added Facility and continuing through the expiration of the Term (including the Extended Terms, if any), annual Additional Rent for each Added Facility shall be at least equal to the highest annual Additional Rent attributable to such Added Facility for any prior Lease Year.

               3.2.2     Lessee shall calculate and pay Additional Rent for each Added Facility quarterly, in arrears, for the portion of the entire Lease Year, on a cumulative basis, up to the end of the Quarter then most recently ended, less the Additional Rent already paid and attributable to such Lease Year for such Added Facility.  If at the time any calculation on account of Additional Rent is to be made the applicable Gross Revenues for any Added Facility are not yet available, Lessee shall use its best estimate of the applicable Gross Revenues for such Added Facility.  Each quarterly payment of Additional Rent shall be delivered to Lessor, together with an Officer’s Certificate setting forth the calculation thereof, on or before the last Business Day of the calendar month immediately following the end of the corresponding Quarter.

               3.2.3     Within sixty (60) days after the end of each Lease Year, Lessee shall deliver to Lessor an Officer’s Certificate setting forth the Gross Revenues for such Lease Year for each Added Facility.  As soon as practicable following receipt by Lessor of such Certificate, Lessor shall determine the Additional Rent for such Lease Year for each such Added Facility and give Lessee notice of the same together with the calculations upon which the Additional Rent for each such Added Facility was based. If such Additional Rent for any Added Facility exceeds the sum of the quarterly payments of Additional Rent for such Added Facility previously paid by Lessee with respect to such Lease Year, Lessee shall forthwith pay such deficiency to Lessor.  If such Additional Rent for such Lease Year is less than the amount previously paid by Lessee with respect thereto, Lessor shall, at Lessee’s option, either (i) remit to Lessee its check in an amount equal to such difference, or (ii) credit such difference against the quarterly payments of Additional Rent next coming due.

                 3.2.4     Any difference between the annual Additional Rent for any Added Facility for any Lease Year as shown in said Officer’s Certificate and the total amount of quarterly payments for such Lease Year previously paid by Lessee, whether in favor of Lessor or Lessee, shall bear interest at a rate equal to the rate payable on 90-day U.S. Treasury Bills as of the last Business Day of such Lease Year until the amount of such difference shall be paid or otherwise discharged.

                 3.2.5     If the expiration or earlier termination of the Term with respect to an Added Facility is a day other than the last day of a Lease Year, then the amount of the last quarterly installment of Additional Rent for such Added Facility shall be paid pro rata on the basis of the actual number of days in such Lease Year.

                 3.2.6     As soon as practicable after the expiration or earlier termination of the Term with respect to an Added Facility, a final reconciliation of Additional Rent with respect to such Added Facility shall be made taking into account, among other relevant adjustments, any unresolved contractual allowances which relate to Gross Revenues for such Added Facility accrued prior to such expiration or termination; provided that if the final reconciliation has not been made within six (6) months of such expiration or termination, then a final reconciliation shall be made at that time based on all available relevant information, including Lessee’s good faith best estimate of the amount of any unresolved contractual allowances.”

          “3.3.     Confirmation of Additional Rent.  Lessee shall utilize, or cause to be utilized, an accounting system for the Leased Property and all Capital Additions relating to each Added Facility in accordance with its usual and customary practices and in accordance with GAAP which will accurately record all Gross Revenues for each Added Facility and Lessee shall retain for at least seven (7) years after the expiration of each Lease Year reasonably adequate records conforming to such accounting system showing all Gross Revenues for such Lease Year for each Added Facility.  Lessor, at its own expense except as provided hereinbelow, shall have the right from time to time by its accountants or representatives, to review and/or audit the information set forth in the Officer’s Certificate referred to in Section 3.2 and in connection with such review and/or audit to examine Lessee’s records with respect thereto (including supporting data and sales tax returns) subject to any prohibitions or limitations on disclosure of any such data under applicable law or regulations including any duly enacted “Patients’ Bill of Rights” or similar legislation, or as may be necessary to preserve the confidentiality of the Facility-patient relationship and the physician-patient privilege.  If any such review and/or audit discloses a deficiency in the payment of Additional Rent, Lessee shall forthwith pay to Lessor the amount of the deficiency together with interest thereon at the Overdue Rate compounded monthly from the date when said payment should have been made to the date of payment thereof.  If any such review and/or audit discloses that the Gross Revenues actually received by Lessee for any Lease Year exceed those reported by Lessee by more than Two Percent (2%), Lessee shall pay the costs of such review and/or audit. Any proprietary information obtained by Lessor pursuant to such review and/or audit shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration proceedings between the parties and except further that Lessor may disclose such information to prospective lenders or purchasers.”

                    (e)     Additional Charges.  The phrase “Additional Rent and Supplemental Rent” is hereby added after the phrase “Minimum Rent” in the first sentence of Section 3.4 of the Lease.

                    (f)     Net Lease.  The phrase “Additional Rent and Supplemental Rent” is hereby added after the phrase “Minimum Rent” in the last sentence of Section 3.6 of the Lease.

                    (g)     Initial Facility Mortgages. The following is hereby added as a new Section 4.6 of the Lease:

          “4.6     Initial Facility Mortgages.  Notwithstanding anything to the contrary contained in this Lease, during the Term of this Lease, Lessee shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Initial Facility Mortgage as security for or otherwise relating to any operating expenses of the Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for Impositions or insurance premiums (each an “Operating Reserve Account”), but excluding any so-called debt service or loan payment sinking funds required under any such Initial Facility Mortgage and excluding any such accounts (or modified requirements with respect to any existing Operating Reserve Account) required by virtue of any amendment to the Initial Facility Mortgages after the date hereof unless (i) Lessee consents in writing to such amendments, which consent shall not be unreasonably withheld, or (ii) such account(s) required by virtue of any such amendment(s) do not materially increase Lessee’s monetary obligations under this Section 4.6.  During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Lessee shall, subject to the terms and conditions of such Operating Reserve Account and the requirements of the Facility Mortgagee(s) under such Initial Facility Mortgages, have access to and the right to apply or use (including for reimbursement) to the same extent of Lessor all monies held in each such Operating Reserve Account for the purposes and subject to the limitations for which such Operating Reserve Account is maintained; Lessor agrees to reasonably cooperate with Lessee in connection therewith.  The right of Lessee to use and apply such Operating Reserve Account monies in accordance with the foregoing shall also apply to any monies currently held or maintained in an Operating Reserve Account as of the date hereof, regardless whether originally funded by Lessor or Lessee.”

                    (h)     Termination with Respect to Fewer than All of the Facilities.  The phrase “Allocated Additional Rent and/or Supplemental Rent, as applicable” is hereby added after the phrase “Allocated Minimum Rent” in clause (b) of Section 5.2 of the Lease.

                    (i)     Events of Default. The following shall be added as a new Section 16.1(v) of the Lease:

                    “(v)     a default shall occur under the Phase II Lease (including any amendments, modifications and/or restatements thereof) where the default is not cured within any applicable grace period set forth therein.”

                    (j)     Damages.  The following shall be added to the end of the second to last paragraph of Section 16.3 of the Lease:

          “For purposes of determining the worth at the time of the award, Additional Rent that would have been payable for the remainder of the Term shall be deemed to be the greater of (y) the same as the Additional Rent for the then current Lease Year or, if not determinable, the immediately preceding Lease Year; and (z) such other amount as Lessor shall demonstrate could reasonably have been earned.”

                    (k)     Renewal Terms.  Notwithstanding anything to the contrary in Section 19.1 of the Lease, Lessee shall have the right to renew the Lease, as amended hereby, with respect to the Leased Property of the Initial Facilities (as a group) and the Added Facilities (as a group) for three (3) ten (10) year Extended Terms in accordance with the terms of Section 19.1 of the Lease.  Lessee’s right to renew the Lease, as amended hereby, for any applicable Extended Term, however, may not be exercised with respect to the Leased Property of less than all of the Initial Facilities as a group or less than all of the Added Facilities as a group.

                    (l)     Transfer Prohibition.  The phrase “(except in connection with an Initial Facility Mortgage or as provided in Section 48.6 of the Addendum)” is hereby added after the phrase “Lessee’s leasehold estate hereunder” in clause (i) of Section 24.1.1 of the Lease.

                    (m)    Financial Statements.  Sections 25.1.2(a), (b) and (c) of the Lease shall be amended to read, in their entireties, as follows:

                    “(a)     (i) within twenty (20) days after the end of each calendar quarter, unaudited balance sheets and statements of income of Lessee, ARCPI and its consolidated Subsidiaries, and ARC and its consolidated Subsidiaries as of the end of such calendar quarter, (ii) when available, following the end of each calendar quarter, unaudited changes in common stock and other stockholders’ equity and statements of cash flows of ARC and its consolidated Subsidiaries and (iii) within ninety (90) days after the end of Lessee’s, ARCPI’s and ARC’s fiscal years, (A) a copy of the unaudited balance sheets of Lessee, and audited consolidated balance sheets of ARCPI and its consolidated Subsidiaries and ARC and its consolidated Subsidiaries as of the end of such fiscal year, (B) related audited consolidated statements of income, changes in common stock and other stockholders’ equity and statement of cash flows of ARCPI and its consolidated Subsidiaries and ARC and its consolidated Subsidiaries for such fiscal year, and (C) related unaudited statements of income of Lessee, in all cases prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved (such audited consolidated financial statements of ARC and ARCPI to be certified by nationally recognized certified public accountants);

                    “(b)     within ninety (90) days after the end of each of Lessee’s, ARCPI’s and ARC’s fiscal years, and together with the annual audit report furnished in accordance with clause (a) above, an Officer’s Certificate stating that to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;

                    “(c)     within thirty (30) days after the end of each of the first twelve (12) months of the Term and the last eighteen (18) months of the Term, all consolidated financial reports that Lessor may reasonably request containing, among other things, detailed statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for each Facility; and otherwise within thirty (30) days after the end of each of Lessee’s quarters, all quarterly consolidated financial reports Lessor may reasonably request containing, among other things, detailed statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for each Facility;”

                     (n)     New Lease.  The following is hereby added to the end of Section 31.2.1(a) of the Lease:

“Any Allocated Additional Rent and/or Supplemental Rent payable for such Separated Property(ies) shall be allocated to such Separated Property(ies) under such New Lease.”

                    (o)     Notices.  Section 33.1 of the Lease is hereby amended to provide for notices to Lessor to be addressed as follows:

If to Lessor:	Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
	Attn:	Legal Department
	Fax:	(562) 733-5200

with a copy to:	Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
	Attn:	David C. Meckler, Esq.
	Fax:	(714) 755-8290

                    (p)     Covenants with Respect to Operations and Fundamental Changes of Lessee.  The phrase “except in connection with the Initial Facility Mortgages and the indebtedness secured thereby,” is hereby added at the beginning of Sections 47.1(d) and 47.1(h) of the Lease.  The phrase “except in connection with the Initial Facility Mortgages” is hereby added after the phrase “any other Person” in Section 47.1(s) of the Lease.

                    (q)     Exhibits and Schedules. Exhibits A-4, A-5, A-6 and A-7 attached hereto shall be appended to Exhibit A of the Lease.  Exhibit B shall be amended and restated with the information on Schedule 1 attached hereto.  Exhibit F shall be amended and restated with the information on Schedule 2 attached hereto.  Exhibit G shall be amended and restated with the information on Schedule 3 attached hereto.  Exhibit H shall be amended and restated with the information on Schedule 4 attached hereto.  Exhibit I shall be amended and restated with the information on Schedule 5 attached hereto.  Exhibit J shall be amended and restated with the information on Schedule 6 attached hereto.  Exhibit K and Exhibit L attached hereto shall be appended to and hereafter form part of the Lease, as hereby amended.

                    (r)     Addendum.  The Addendum attached hereto shall be appended to and hereafter form part of the Lease, as hereby amended.

                    (s)     General Matters Relating to the Commencement Date and Related Matters Affecting the Initial Facilities and Added Facilities.  The parties hereto agree and acknowledge that the effect of having different Commencement Dates with respect to certain Facilities shall be, among other things, that (i) the Lease Year shall be different with respect to those Facilities having different Commencement Dates, and the (ii) the Fixed Term and Extended Terms, if any, shall commence and expire at different times with respect to those Facilities having different Commencement Dates.

          4.       Quarterly Cash Flow Coverage; Cash Security Deposit and Impound Accounts for Added Facilities.

                    (a)     Without in any way limiting Lessee’s obligations under Section 25.1.2 of the Lease, within thirty (30) days of the end of each Quarter during the Term for the Added Facilities, including the first (1st) Quarter of the Fixed Term for the Added Facilities, Lessee shall provide such information to Lessor as necessary for Lessor to ascertain Lessee’s Cash Flow Coverage for such Quarter; provided, however, that for purposes of this Section 4 and the determination of Cash Flow Coverage for all Facilities only, each Quarter for the Initial Facilities shall be deemed to commence and end concurrent with each Quarter for the Added Facilities, notwithstanding that the actual Quarters for the Added Facilities and Initial Facilities may commence and end on different dates.  If for any Quarter, commencing with the expiration of the first Quarter of the Fixed Term for the Added Facilities, the average Cash Flow Coverage for all Facilities (i.e. all Initial Facilities and Added Facilities) is less than 1.1 or if for any two (2) consecutive Quarters the average Cash Flow Coverage for all Facilities is less than 1.2 (in either case, a “Triggering Event”), then Lessee shall immediately deposit with Lessor cash (the “Cash Security Deposit”) as additional security for Lessee’s obligations under the Lease, as hereby amended, in an amount equal to Twenty-Five Percent (25%) of the sum of the aggregate annual (i) Minimum Rent, (ii) Supplemental Rent (to be reasonably estimated by Lessor in the case of Lexington Monthly Supplemental Rent through May 30, 2015) and (iii) Lessor’s reasonable estimate of Additional Rent, in each case for the Added Facilities only.  Lessor shall either keep the Cash Security Deposit in a separate interest-bearing account as may be selected by Lessor from time to time, or may commingle the Cash Security Deposit with its general funds so long as Lessor credits and adds to the Cash Security Deposit each month an amount equal to the interest that would have been earned on the Cash Security Deposit had Lessor invested the same in an interest-bearing account, as reasonably determined by Lessor.  In either case, all earned interest or deemed interest on such Cash Security Deposit shall be added to and become part of the Cash Security Deposit and held and applied by Lessor in accordance with the provisions of this Section 4.  All interest or deemed interest earned on the Cash Security Deposit shall be for the account of Lessee and Lessee shall promptly deliver to Lessor upon request any Internal Revenue Service Form W-9 or such other certification as Lessor may reasonably request in connection with the investment of such Cash Security Deposit.  No notice to Lessee shall be required to enable Lessor to draw upon or apply such Cash Security Deposit.  In the event of a transfer of Lessor’s interest in the Leased Property, Lessor shall transfer the Cash Security Deposit to the transferee and thereupon shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such Cash Security Deposit to a new Lessor.

                    (b)     If, at any time after a Triggering Event, the average Cash Flow Coverage for all Facilities for three (3) consecutive Quarters is greater than 1.2, then Lessor shall release to Lessee the Cash Security Deposit.  Any subsequent Triggering Event shall, however, entitle Lessor to require that Lessee again fund such Cash Security Deposit in accordance with the provisions of this Section 4.

                    (c)     Lessor shall have the right to apply all or any portion of the Cash Security Deposit up to its full amount, as applicable, whenever (i) an Event of Default hereunder has occurred, (ii) an event of default beyond applicable periods of notice and cure under any other lease or agreement between Lessor or an Affiliate of Lessor and Lessee or an Affiliate of Lessee or under any other letter of credit, guaranty, mortgage, deed of trust, or other instrument now or hereafter executed by Lessee or an Affiliate of Lessee in favor of Lessor or an Affiliate of Lessor has occurred or (iii) an event or circumstance has occurred which with notice or passage of time, or both, would constitute an Event of Default hereunder or an event of default under any such other lease, agreement, letter of credit, guaranty, mortgage, deed of trust or other instrument, notwithstanding that transmittal of any such notice may be barred by applicable law.  No such application of the Cash Security Deposit shall (A) cure or constitute a waiver of an Event of Default, (B) be deemed to fix or determine the amounts to which Lessor is entitled to recover under the Lease, as hereby amended, or otherwise, or (C) be deemed to limit or waive Lessor’s right to pursue any remedies provided for in the Lease, as hereby amended.  If any portion of the Cash Security Deposit is applied by Lessor, Lessee shall, within two (2) business days after demand by Lessor, cause an amount equal to the amount of Cash Security Deposit previously applied to be paid to Lessor in order to replenish the Cash Security Deposit to the full required amount.

                    (d)     Notwithstanding anything to the contrary in the Lease, as hereby amended, during any period in which Lessee is required to deposit and maintain with Lessor the Cash Security Deposit as provided in this Section 4, regardless whether Lessee has failed to timely pay Impositions, Lessor shall be entitled by written notice to Lessee to require Lessee, for the duration of such same period, to make real estate tax impound deposits pursuant to Section 4.4 of the Lease.

                    (e)     If Lessee is required to fund the Cash Security Deposit or real estate tax impound as provided in this Section 4 and fails to do so within fifteen (15) days after Lessee’s request to do so (the “Deposit Outside Date”), then without limiting or waiving Lessor’s right to pursue any remedies provided for in the Lease, as hereby amended, or at law or equity by reason of Lessee’s failure to perform its obligations under this Section 4, effective on the Deposit Outside Date and continuing for the balance of the Term with respect to the Added Facilities, Monthly Allocated Minimum Rent shall immediately be increased by one-twelfth (1/12th) of the product of (i) One-Half of One Percent (0.50%), times (ii) the Minimum Repurchase Price for each such Added Facility.

                    (f)     LESSEE WAIVES THE PROVISIONS OF ANY APPLICABLE LAWS NOW IN FORCE OR THAT BECOME IN FORCE AFTER THE EFFECTIVE DATE HEREOF, THAT PROVIDE IN SUBSTANCE THAT LESSOR MAY CLAIM FROM A CASH SECURITY DEPOSIT ONLY THOSE SUMS REASONABLY NECESSARY TO REMEDY DEFAULTS IN THE PAYMENT OF RENT, TO REPAIR DAMAGE CAUSED BY LESSEE, OR TO CLEAN THE LEASED PROPERTY.  LESSOR AND LESSEE AGREE THAT LESSOR MAY, IN ADDITION, CLAIM THOSE SUMS NECESSARY TO COMPENSATE LESSOR FOR ANY OTHER FORESEEABLE OR UNFORESEEABLE ACTUAL LOSS OR DAMAGE CAUSED BY THE ACT OR OMISSION OF LESSEE OR LESSEE’S OFFICERS, AGENTS, EMPLOYEES, INDEPENDENT CONTRACTORS, OR INVITEES, INCLUDING, BUT NOT LIMITED TO THOSE DAMAGES TO WHICH LESSOR IS ENTITLED PURSUANT TO ARTICLE XVI OF THE LEASE.

Lessee’s Initials: __________

                    (g)     If Lessee shall fully and faithfully perform every provision of the Lease, as hereby amended, to be performed by Lessee, upon the expiration of the Term of the Lease, as hereby amended, with respect to the last Facility the Cash Security Deposit shall be applied against any amounts owed by Lessee to Lessor and any balance thereof shall be returned to Lessee (or at Lessor’s option, to the last permitted assignee of Lessee’s interest under the Lease, as hereby amended) within ninety (90) days after the expiration of such Term.

5.	Required Maintenance and Capital Expenditures.

                    (a)     Without in any way limiting Lessee’s obligations under Section 9.1 or elsewhere in the Lease, commencing on the Effective Date and continuing through the expiration of the Term (including any Extended Terms) with respect to the Added Facilities, Lessee covenants and agrees to expend each Lease Year the applicable Minimum Annual Expenditure for Qualified Capital Expenditures to improve and maintain each Added Facility.  Within thirty (30) days after the expiration of each Lease Year during the Term with respect to the Added Facilities, Lessee shall deliver to Lessor written evidence reasonably satisfactory to Lessor as to the total actual out-of-pocket costs incurred and paid by Lessee in performing Qualified Capital Expenditures for each Added Facility for the immediately prior Lease Year (excluding, however, any amounts funded from Replacement Reserve Deposits).  If the actual out-of-pocket costs incurred and paid by Lessee (excluding, however, any amounts funded from Replacement Reserve Deposits) in performing Qualified Capital Expenditures for any Added Facility for any Lease Year are less than the Minimum Annual Expenditure, then Lessee shall deposit with Lessor as a repair and replacement deposit with respect to such Added Facility (with respect to any such Added Facility, a “Replacement Reserve Deposit”) such difference.  Lessor shall either keep the Replacement Reserve Deposit in a separate interest-bearing account as may be selected by Lessor from time to time, or may commingle the Replacement Reserve Deposit with its general funds so long as Lessor credits and adds to the Replacement Reserve Deposit each month an amount equal to the interest that would have been earned on the Replacement Reserve Deposit had Lessor invested the same in an interest-bearing account, as reasonably determined by Lessor.  In either case, all earned interest or deemed interest on such Replacement Reserve Deposit shall be added to and become part of the Replacement Reserve Deposit and held and applied by Lessor in accordance with the provisions of this Section 5.  All interest or deemed interest earned on the Replacement Reserve Deposit shall be for the account of Lessee, and Lessee shall promptly deliver to Lessor upon request any Internal Revenue Service Form W-9 or such other certification as Lessor may reasonably request in connection with the investment of such Replacement Reserve Deposit.  The Replacement Reserve Deposits are solely for the protection of Lessor and the Leased Property of each Added Facility and entail no responsibility on Lessor’s part beyond the payment of the respective items for which they are held following receipt of bills, invoices or statements therefor in accordance with the terms of this Section 5 and beyond the allowing of due credit for the sums actually received.  Upon assignment of this Lease by Lessor, any Replacement Reserve Deposits shall be turned over to the assignee and any responsibility of Lessor, as assignor, with respect thereto shall terminate.

                    (b)     So long as no Event of Default or an event or circumstance has occurred which with notice or passage of time, or both, would constitute an Event of Default under the Lease, as hereby amended, and is continuing, Lessor shall, to the extent of the Replacement Reserve Deposit for an Added Facility, disburse to Lessee the amount incurred and paid by Lessee in performing any Qualified Capital Expenditure for the applicable Added Facility within fifteen (15) days following: (i) the receipt by Lessor of a written request from Lessee for disbursement and a certification by Lessee in form and substance reasonably satisfactory to Lessor that the applicable Qualified Capital Expenditures has been completed; (ii) the delivery to Lessor of paid invoices, receipts or other evidence reasonably satisfactory to Lessor, verifying the cost and payment of performing Qualified Capital Expenditures; and (iii) to the extent applicable, the delivery to Lessor of affidavits, lien waivers or other evidence reasonably satisfactory to Lessor showing that all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens and are furnishing or have furnished material or labor to the Leased Property of such Added Facility have been (or upon receipt of a sum certain will be) paid all amounts due for labor and materials furnished to the Leased Property of such Added Facility.  Lessor shall not be required to make advances from any Replacement Reserve Deposit more frequently than once in any thirty (30) day period.

                    (c)     Without in any way limiting any right or remedy of Lessor, whether under the Lease, as hereby amended, at law or at equity, if upon the expiration or earlier termination of the Lease Lessor reasonably determines that Lessee has failed to maintain and repair any Added Facility in accordance with the terms of the Lease, as hereby amended, then Lessor shall be entitled to retain and apply any remaining Replacement Reserve Deposits for any Added Facility towards costs of repairing or refurbishing the Leased Property of any Added Facility which has not been maintained or repaired in the condition required by the Lease, as hereby amended, as reasonably determined by Lessor, and the balance, if any, shall be returned to Lessee.

6.	Option to Purchase Certain Added Facilities.

                    (a)     Exercise of Option.  Provided no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing under the Lease, as hereby amended, Lessor hereby grants to Guarantor the option to purchase at the end of the Fixed Term and each Extended Term, as the case may be, the Leased Property of the Sun City Facility, Homewood Facility and/or Holland Facility at the then Option Repurchase Price for such Facility; provided, however, that Guarantor may only exercise its option to purchase the Sun City Facility and Homewood Facility, if at all, as a group and upon any exercise thereof the purchase transaction therefor shall close simultaneously in accordance with the provisions of this Section 6(a).  Subject to the foregoing, each such option shall be exercised, if at all, upon written notice from Guarantor to Lessor given not earlier than eighteen (18) months and not less than fifteen (15) months prior to the expiration of the Fixed Term or the applicable Extended Term, as the case may be, and concurrently with such notice to Lessor, opening an escrow (the “Escrow”) with and by depositing two and one-half percent (2½%) of the applicable purchase price (the “Opening Deposit”) and a copy of this Amendment, with a national title company reasonably acceptable to Lessor (“Escrow Holder”) and informing Lessor in writing of the establishment of such Escrow along with the Escrow number therefor.  If Guarantor shall not be entitled to exercise such option (e.g., by reason of an Event of Default) or shall be entitled to exercise the same but shall fail to do so within the time and in the manner herein provided, such option shall lapse and thereafter not be exercisable by Guarantor (except that such option shall continue to be effective with respect to the exercise period occurring at the end of each subsequent Extended Term, if any).  Without limiting the foregoing, if Guarantor shall not be entitled to exercise such option or shall be entitled to exercise the same but shall fail to do so within the time and in the manner herein provided, such option shall automatically terminate without further action by either party (except that such option shall continue to be effective with respect to the exercise period occurring at the end of each subsequent Extended Term, if any).  No failure by Lessor to notify Guarantor of any defect in any attempted exercise of the foregoing option shall be deemed a waiver by Lessor of the right to insist upon Guarantor’s exercise of such option in strict accordance with the provisions hereof.  In the event that Guarantor shall properly and timely exercise such option, then such transaction shall be consummated on or within ten (10) days following the expiration of Fixed Term or Extended Term, as applicable (the “Outside Closing Date”).

                    (b)     Damages.

                                   (i)     Liquidated Damages.  IF, FOLLOWING A VALID AND PROPER EXERCISE OF ANY OPTION, GUARANTOR FAILS TO COMPLETE THE PURCHASE OF THE APPLICABLE FACILITY AND SUCH FAILURE CONSTITUTES A BREACH HEREOF, THEN LESSOR, AT ITS OPTION, MAY TERMINATE THE PURCHASE CONTRACT FORMED BY GUARANTOR’S EXERCISE OF SUCH OPTION AND THE ESCROW BY GIVING WRITTEN NOTICE TO GUARANTOR AND ESCROW HOLDER AND, THEREUPON, THE ESCROW SHALL BE CANCELLED, ALL DOCUMENTS SHALL BE RETURNED TO THE RESPECTIVE PARTIES WHO DEPOSITED THE SAME, AND GUARANTOR SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES AND ALL OF LESSOR’S LEGAL FEES AND COSTS.  IN ADDITION, LESSOR AND GUARANTOR AGREE THAT, BASED ON THE CIRCUMSTANCES NOW EXISTING, KNOWN OR UNKNOWN, IT WOULD BE EXCESSIVELY COSTLY AND IMPRACTICABLE TO ESTABLISH LESSOR’S DAMAGES BY REASON OF GUARANTOR’S DEFAULT RESULTING IN A FAILURE OF THE ESCROW TO CLOSE, AND, THEREFORE, LESSOR AND GUARANTOR AGREE THAT IT WOULD BE REASONABLE TO AWARD LESSOR LIQUIDATED DAMAGES IN THE AMOUNT OF THE OPENING DEPOSIT PLUS ANY ACCRUED INTEREST ON THE OPENING DEPOSIT.  BY THEIR RESPECTIVE INITIALS SET FORTH BELOW, LESSOR AND GUARANTOR ACKNOWLEDGE AND AGREE THAT THE OPENING DEPOSIT, PLUS ANY INTEREST ACCRUED ON THE OPENING DEPOSIT, TOGETHER WITH PAYMENT OF LESSOR’S LEGAL FEES AND COSTS, IS REASONABLE AS LIQUIDATED DAMAGES FOR A DEFAULT OF GUARANTOR UNDER THE PURCHASE CONTRACT FORMED BY GUARANTOR’S EXERCISE OF SUCH OPTION THAT RESULTS IN A FAILURE OF THE ESCROW TO CLOSE AND SHALL BE IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH LESSOR MIGHT OTHERWISE BE ENTITLED BY REASON OF GUARANTOR’S DEFAULT THAT RESULTS IN A FAILURE OF THE ESCROW TO CLOSE, BUT NOTHING CONTAINED HEREIN SHALL LIMIT LESSOR’S RIGHTS AND REMEDIES FOR GUARANTOR’S DEFAULT OCCURRING AFTER THE CLOSE OF ESCROW OR FOR LESSEE’S DEFAULT UNDER THE LEASE, AS HEREBY AMENDED.  ESCROW HOLDER IS HEREBY AUTHORIZED AND INSTRUCTED TO RELEASE THE OPENING DEPOSIT PLUS ACCRUED INTEREST THEREON TO LESSOR UPON THE DELIVERY OF UNILATERAL WRITTEN INSTRUCTIONS THEREOF TO ESCROW HOLDER BY LESSOR, AND ESCROW HOLDER IS HEREBY RELIEVED OF ALL LIABILITY THEREFOR.  IF GUARANTOR WRONGFULLY ATTEMPTS TO INTERFERE WITH THE RELEASE OF ANY SUCH SUMS BY ESCROW HOLDER TO LESSOR, OR WRONGFULLY COMMENCES ANY ACTION AGAINST LESSOR OR THE LEASED PROPERTY ARISING OUT OF THIS ARTICLE, THEN LESSOR SHALL NOT BE LIMITED IN THE AMOUNT OF DAMAGES IT MAY RECOVER FROM GUARANTOR.

Lessor’s Initials: __________

Guarantor’s Initials:__________

                                   (ii)     Other Defaults.  A default under any lease or other agreement or instrument, including any purchase contract formed upon exercise of any other option, with or in favor of Lessor or any Affiliate of Lessor and made by or with Guarantor, Lessee or any Affiliate of Lessee where such default is not cured within the applicable time period, if any, shall be deemed a default under this Section 6(b) and the purchase contract formed upon proper exercise by Guarantor of the option herein provided, entitling Lessor, as seller, at its option, to terminate such purchase contract and the Escrow and upon any such termination the Opening Deposit plus all accrued interest thereon shall be paid over to Lessor as provided in Section 6(b)(i) above.

(c)	Escrow Provisions.

(i) Opening of Escrow. Escrow shall be deemed open when the Opening Deposit and a copy of this Amendment are delivered to Escrow Holder.

                                   (ii)     General and Supplemental Instructions.  Guarantor and Lessor each shall execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with the provisions of this Section 6.

                                   (iii)     Disposition of Opening Deposit.  Escrow Holder shall hold the Opening Deposit in interest-bearing accounts.  All interest earned on the Opening Deposit shall accrue to Guarantor’s benefit unless Lessor is entitled thereto under Section 6(b)(i).  With full knowledge that Escrow shall not have closed, Guarantor nevertheless agrees to relieve Escrow Holder of all liabilities in making such payment and for any failure to recover said sum in the event that Escrow does not close at anytime thereafter.  The Opening Deposit plus interest thereon shall be (i) applied against the purchase price (as herein determined) if Escrow closes, (ii) returned to Guarantor in full if Escrow does not close for any reason other than Guarantor’s default, or (iii) be paid to Lessor as nonrefundable liquidated damages under Section 6(b)(i), if Escrow fails to close under the provisions of hereof as a result of Guarantor’s default.

                                   (iv)     Closing Funds.  At least one (1) business day before the Close of Escrow (as hereinafter defined), Escrow Holder shall calculate and Guarantor shall wire cash into Escrow (using wiring instructions reasonably satisfactory to Escrow Holder) in an amount which, when added to the Opening Deposit and all accrued interest shall equal the purchase price for the applicable Facility plus any other sums payable by Guarantor pursuant to the provisions hereof.

                                   (v)     Close of Escrow.  Escrow shall close on the Outside Closing Date.  The term “Close of Escrow” as used in this Section 6 shall mean the time and date that an appropriate deed or other conveyance document conveying Lessor’s entire interest in the applicable Facility, subject to the permitted liens and encumbrances described in Article XVIII of the Lease (which for all purposes shall apply to Guarantor’s purchase of any applicable Facility pursuant to this Section 6), is recorded in appropriate records of the county in which the applicable Facility is located or such earlier date as such deed or conveyance document is deemed delivered to Guarantor in Escrow (as a result of the satisfaction of all conditions to closing and the authorization of the parties).  The Outside Closing Date shall not be extended for any reason.

                                   (vi)     Closing Costs.  The closing costs of consummating the purchase of the applicable Facility shall be paid by Guarantor in the same manner as if Lessee were purchasing such Facility in accordance with Article XVIII of the Lease.

                    (d)     Termination of Lease with Respect to Purchased Facility.  Upon the Close of Escrow, the Lease, as hereby amended, shall be terminated with respect to the purchased Facility (only) in accordance with Section 5.2 of the Lease.

                    (e)     Lessor’s Election of 1031 Exchange.  In the event that Guarantor exercises any option to purchase an applicable Facility as provided in this Section 6, Lessor or HCP may elect to sell such Facility or its interests therein to Guarantor in the form of a simultaneous, tax-deferred forward or reverse exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”).  In the event that Lessor or HCP shall so elect, Lessor or HCP shall give written notice to Guarantor and Escrow Holder of such election and Guarantor shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents reasonably requested or approved by Lessor or HCP; provided that Guarantor shall not be required to incur any additional costs or liabilities or financial obligation as a consequence of any of the foregoing exchange transactions.

          7.     Entrance Fee Facility Lessee Requirements.  Lessee hereby represents and covenants that, without limiting the requirements of Section 47.1 of the Lease, each Lessee that is the License Holder of an Entrance Fee Facility (as defined in the Addendum) is, and at all times will be, an entity that is treated as a corporation or an association taxable as a corporation for United States federal income tax purposes.

          8.     Consent of Guarantor and Amendment to Guaranty.  Guarantor hereby (a) consents to this Amendment, the addition of the Added Facilities to the Leased Property, the addition of Richmond RealCo, Sun City RealCo, Holland RealCo and Homewood RealCo as part of “Lessor” under the Lease, as hereby amended, and the addition to and assumption by Richmond Lessee, Sun City Lessee, Holland Lessee and Homewood Lessee of the “Lessee’s” obligations under the Lease, as hereby amended, and (b) re-affirms its obligations under the Guaranty and agrees that such obligations extend to the Lease, as hereby amended.  In addition, Lessor and Guarantor hereby agree that the Guaranty is hereby amended such that the Guaranteed Obligations (as defined in the Guaranty) shall include the payment when due of all costs, expenses, fees and other sums payable by Homewood Lessee and/or Lessee under the Homewood Contract of Acquisition and the full, faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Homewood Lessee and/or Lessee under the Homewood Contract of Acquisition.

          9.     Consent of Lessor.  Lessor hereby consents to (a) Lessee entering into, and causing its Affiliates to enter into, each of the Transaction Documents, (b) the consummation of the transactions contemplated thereby in accordance with the terms thereof, and (c) all amendments of the organizational documents of each Lessee that are being executed in connection with the Transaction Documents, copies of which have been delivered to Lessor together with an Officer’s Certificate relating thereto on or prior to the Effective Date of this Amendment.  The parties acknowledge that this Amendment is one of the Transaction Documents contemplated by the Master Agreement.

          10.     Reaffirmation of Master Lease.  Lessor and Lessee hereby acknowledge, agree and reaffirm that the Lease, as hereby amended, is and the parties intend the same for all purposes to be treated as a single, integrated and indivisible agreement.  Lessee acknowledges that in order to induce Lessor to lease the Leased Property of each Facility (including the Added Facilities) to Lessee and as a condition thereto, Lessor insisted that the parties execute the Lease, as hereby amended, covering all of the Facilities in a single, integrated and indivisible agreement.

          11.     Governing Law.  THIS AMENDMENT WAS NEGOTIATED IN THE STATE OF CALIFORNIA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY.  ACCORDINGLY, IN ALL RESPECTS THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

          12.     Full Force and Effect; Counterparts; Facsimile Signatures.  Except as hereby amended, the Lease shall remain in full force and effect.  This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same instrument.  Telecopied signatures may be used in place of original signatures on this Amendment, and Lessor and Lessee both intend to be bound by the signatures of the telecopied document.

[SIGNATURE PAGE FOLLOWS]

                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“Lessor”

WITNESSED:	HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation

By:

Witness	Title:

Witness

WITNESSED:	TEXAS HCP HOLDING, L.P., a Delaware limited partnership

	By:	TEXAS HCP G.P., INC., a Delaware corporation, its sole general partner

Witness

By:

Witness		Title:

WITNESSED:	TEXAS HCP REVX, L.P., a Delaware limited partnership

	By:	TEXAS HCP G.P., INC., a Delaware corporation, its sole general partner

Witness

By:

Witness		Title:

[Signature pages continue]

ARC RICHMOND PLACE REAL ESTATE
HOLDINGS, LLC, a Delaware limited liability company

WITNESSED:	By:	Health Care Property Investors, Inc., a
Maryland corporation, its sole member

By:

Witness		Title:

Witness

ARC HOLLAND REAL ESTATE
HOLDINGS, LLC
ARC SUN CITY CENTER REAL ESTATE
HOLDINGS, LLC
ARC LABARC REAL ESTATE HOLDINGS, LLC each, a Delaware limited liability company

WITNESSED:	By:	Health Care Property Investors, Inc., a
Maryland corporation, its managing member

By:

Witness		Title:

Witness

[Signature pages continue]

“Lessee”

WITNESSED:	FORT AUSTIN LIMITED PARTNERSHIP, a Texas limited partnership

	By:	ARC Fort Austin Properties, LLC, its general partner
Witness

Witness		By:

Title:

ARC RICHMOND PLACE, INC., a Delaware corporation
WITNESSED:	ARC SANTA CATALINA, INC., a Tennessee corporation

Witness	By:

Title:

Witness

FREEDOM VILLAGE OF HOLLAND, MICHIGAN, a Michigan general partnership
WITNESSED:	FREEDOM VILLAGE OF SUN CITY CENTER, LTD., a Florida limited partnership

	By:	ARC Freedom, LLC, managing partner

Witness

By:

Title:

Witness

[Signature pages continue]

LABARC, L.P., a Tennessee limited partnership

WITNESSED:	By:	ARC Sun City Center, Inc., general partner

By:

Title:

Witness

Witness

“Guarantor”

WITNESSED:	ARCPI HOLDINGS, INC., a Delaware corporation

Witness	By:

Title:

Witness